Exhibit 107

CALCULATION OF FILING FEE TABLE
S-8
(Form Type)

WillScot Holdings Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share, to be issued under the WillScot Holdings Corporation 2026 Incentive Award Plan	Other	5,705,781	$25.09	$143,158,045.29	0.0001381	$19,770.13
	Total Offering Amounts					$143,158,045.29		$19,770.13
	Total Fee Offsets							$—
	Net Fee Due							$19,770.13

Offering Note
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminable number of additional shares of WillScot Holdings Corporation (the “Registrant”) common stock, $0.0001 par value per share (“Common Stock”), as may become issuable under the WillScot Holdings Corporation 2026 Incentive Award Plan (the “Plan”) to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 3, 2026.